Exhibit 99.1
Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365
For Immediate Release
Champions Biotechnology Reports Fiscal 2010 Full-Year Financial Results
Baltimore, MD, July 28, 2010 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the fiscal year ended April 30, 2010. Full details of the Company’s financial results will be available in the Company’s Form 10-K at www.championsbiotechnology.com.
For the fiscal year ended April 30, 2010, the Company’s operating revenues were $4,893,000 as compared to $3,710,000 for the fiscal year ended April 30, 2009, an increase of 32%. The Company generated $3,206,000 of revenue in fiscal 2010 from its Personalized Oncology services which assists physicians by providing information that may enhance personalized treatment options for their cancer patients and $1,687,000 of revenue from Preclinical eValuation services which assist drug development companies in the evaluation of their oncology drug candidates.
Cost of Personalized Oncology services for fiscal 2010 totaled $1,181,000, which resulted in a gross margin of 63% as compared to 50% in fiscal 2009. The overall increase in gross margin was due to a greater mix of higher-margin business such as personalized vaccines programs during fiscal 2010.
Cost of Preclinical eValuation services for the year totaled $798,000, which resulted in a gross margin of 53% compared to 34% in fiscal 2009. The higher margins in fiscal 2010 were a result from increased efficiencies realized in the Company’s second full year of operations.
Research and development expenses for fiscal 2010 totaled $2,695,000 as compared to $1,721,000 in fiscal 2009. The increase in research and development expenses was mainly attributable to the efforts in building the Company’s own drug candidate pipeline and incurring license and option fees for three of our drug compounds, patent fees related to the Company’s SG-410 drug candidate and the Biomerk TumorgraftTM expansion program which included the acquisition, propagation, storage and characterization of tumors in Champions’ tumorgraft bank.
General and administrative expenses for fiscal 2010 totaled $3,147,000 as compared to $2,127,000 in fiscal 2009. The increase was principally due to the overall growth of the business, personnel and operating expenses associated with staffing and outfitting the Company’s Israel and United Kingdom operations.
For the fiscal year ended April 30, 2010, the Company reported a net loss of $2,923,000 or ($0.09) per share compared to a net loss of $2,242,000 or ($0.07) per share in fiscal 2009. In addition to the factors described above, our net losses reflect non-cash expenses, i.e., share-based compensation, patent expenses paid in common stock and depreciation of $800,000 or ($0.02) per share in fiscal 2010 compared to $752,000 or ($0.02) in fiscal 2009.
The Company’s cash position on April 30, 2010 was $2,572,000 compared to $2,745,000 on April 30, 2009 which included $1,017,000 held in a short term certificate of deposit.

Fiscal 2010 Highlights:
•	Experienced an increase in top-line revenues of 32% with overall gross margins increasing from 49% to 60%, year-over-year;

•	Achieved record results in the fourth quarter with revenues of $1,900,000;

•	Experienced year-over-year top-line revenue growth of 290% in the Preclinical eValuation business;

•	Acquired three new drug compounds, now totaling four in development;

•	Continued to expand its Biomerk Tumorgraft platform and has approximately 300 tumorgrafts available and/or in development at April 30, 2010, representing all of the major solid tumor indications;

•	Launched its Live Tumor Banking program, which is detailed at our website: www.personalizedcancertreatment.com;

•	Entered into a collaboration agreement with PinnacleCare, which brings together two of the leading companies in Personalized Medicine;

•	Received signed subscription agreements totaling $3.0 million of which $2.2 million has been received in its private placement to accredited investors; and

•	Engaged Eric Rowinsky, M.D., a former Chief Medical Officer and Senior Vice President of ImClone Systems, as a consultant to serve as the Company’s first Chief Medical Officer.
David Sidransky, M.D., Chairman of the Board of Champions Biotechnology, Inc., noted, “The progress made in 2010 has been very promising. As we move into 2011, the Company will continue to work in developing drug compounds, and leveraging our tumorgraft platform.” Dr. Sidransky noted that the Company is now a global organization participating in opportunities for oncology care with revenue-producing operations in the United States, United Kingdom and Israel.
For more information regarding Champions Biotechnology’s growing business and recent news, please visit www.championsbiotechnology.com.
About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting xenografts (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. The Company believes that these Tumorgrafts closely reflect human cancer biology and their response to drugs is more predictive of clinical outcomes in cancer patients.
Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs and drug candidates in models that integrate prognostic testing with biomarker discovery. Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2010 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.
CHAMPIONS BIOTECHNOLOGY, INC. WEB SITE: www.championsbiotechnology.com